March 13, 1997

FTSI
502 Prairie Mine Road
Mulberry, Florida, U.S.A.
33860


Attention:  Mr. Pete Ellis

Dear Sir:

MDS Nordion ("Nordion") agrees to pay and forward as per your request and on behalf of Food Technology Service, Inc. ("FTSI") the sums of $51,604.04 and $22,177.41 U.S., forming a total $73,781.45 U.S., respecting tangible personal property taxes (1995) and real estate taxes (1995) past due by FTSI to Polk County authority, Florida (made payable to Joe G. Tedder, Polk County Tax Collector).

In consideration of such payment of $73,781.45 U.S. FTSI agrees to sell and issue to Nordion 92,227 shares ($0.80 U.S. per share) in the common stock of FTSI.

If in agreement, please sign in the space provided below.

                                           Yours very truly,
                                           MDS NORDION



                                           by:
                                               ---------------------------------
                                              Frank M. Fraser
                                              Vice President, Market Development



The foregoing is acknowledged and agreed this 14 day of March, 1997

FOOD TECHNOLOGY SERVICE INC.,


by:
     --------------------------------------
     Pete Ellis
     President and CEO